Exhibit 99


INDEPENDENT AUDITORS' REPORT


The Board of Directors
First Midwest Financial, Inc. and Subsidiaries
Storm Lake, Iowa

We have audited the accompanying consolidated statement of financial condition of First Midwest Financial, Inc. and subsidiaries (the "Company") as of
September 30, 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended September 30, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of First Midwest Financial, Inc. and subsidiaries at September 30, 1995 and the results of their operations and their cash flows for the years ended September 30, 1995 and 1994 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, on October 1, 1993 the Company changed its method of accounting for income taxes to conform with the Statement of Financial Accounting Standards No. 109 and its method of accounting for debt and equity securities to conform with Statement of Financial Accounting Standards No. 115.


/s/Deloitte & Touche LLP
------------------------
Deloitte & Touche LLP

Omaha, Nebraska
November 17, 1995